Exhibit 6.8

LOAN EXTENSION AGREEMENT

August 16th, 2021

For the mutual considerations contained herein, T STAMP INC (hereinafter "Company") and David Story (hereinafter "Affiliate") do hereby make the following Loan Extension Agreement (the “Agreement”) dated as of this August 16th, 2021, by and between Company, a Delaware corporation (the “Company”) and Affiliate.

Terms not otherwise defined herein shall have the meaning ascribed to such terms in the following document: (1) Secured Stock Purchase Loan Agreement (the

“Loan”), dated 8/17/2017 between Company and Affiliate.

WITNESSETH:

WHEREAS, the Borrower obtained the Loan from Affiliate in the principal amount of seventy-five thousand dollars ($75,000);

WHEREAS, under the Loan, the maturity date is 8/17/2020 (the “Original Maturity Date”). Upon the Original Maturity Date and, unless and to the extent that the Loan is converted in accordance with the terms therein, all outstanding principal and any accrued and unpaid interest becomes due and owing under such Loan and is to be immediately paid by the Company to Affiliate;

WHEREAS, the Company seeks Affiliate’s consent to modify and extend the Original Maturity Date to the date specified hereinafter and, in consideration thereof, the Company and Affiliate have agreed to modify certain terms of the Loan as more fully set forth herein.

NOW, THEREFORE, the Company and Affiliate agree as follows:

1. Extensions. The Loan is amended to extend the Original Maturity Date from 8/17/2020 to 8/17/2022.

2. No Defaults. The Company, by execution of this Agreement, hereby represents and warrants that as of the date hereof, no Event of Default exists or is continuing with respect to the Loan.

3. Loan Extension Agreement. It is the intention and understanding of the parties hereto that this Agreement shall act as an extension of the Loan and that this

Agreement shall not act as a novation of such note.

4. Except as specifically amended hereby, the parties hereto acknowledge and confirm that the Note remains in full force and effect and enforceable in accordance with their terms.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed by their duly authorized officers.

Affiliate	Company

David Story	Andrew Gowasack
Its President